STATE SERVICE OF UKRAINE ON FOOD SAFETY AND CONSUMER PROTECTION

REGISTRATION CERTIFICATE

Pursuant to the Law of Ukraine “On Veterinary Medicine”, Resolution of the Cabinet of Ministers of Ukraine dated November 21, 2007 No. 1349 “On Approval of the Provisions on State Registration of Veterinary Medical Products, Feed Additives, Premixes and Finished Feeds” and on the basis of Expert Opinion No. 383-К/06 dated February 13, 2019, recommendations of the State Pharmacological Commission of Veterinary Medicine, Order of the State Service of Ukraine on Food Safety and Consumer Protection No. 135 dated March 4, 2019, the following is registered:

product: “MAGA”

form: Concentrated liquid

Holder of the registration certificate:

LLC “IPAX-UKRAINE”

вул. Velika Vasylkivska, bldg. 29/31, office 103, Kyiv, 01004, UKRAINE registered in Ukraine under No. АВ-08263-04-19 dated March 4, 2019

Producer:

JSC “FACTORY “COMBI”

вул. Kyivska str., 29, village Pirnove, Vyshhorod District, Kyiv Region, 07342, UKRAINE

In case of any changes made to the registration dossier, the certificate holder (producer) shall notify the registration authority.

Mandatory appendices:

- brief description of the product (Appendix 1);

- label (Appendix 2).

Registration certificate is valid until: March 3, 2024

This certificate is not an obligation for the purchase of this product.

/Seal:/ STATE SERVICE OF UKRAINE ON FOOD SAFETY AND CONSUMER PROTECTION

Identification code 39924774

/National emblem of Ukraine/

No. 1/

Director of Department for Food Safety and Veterinary Medicine	/Signature/	B. I. Kobal